EXHIBIT 99.1
CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2020 for the Apollo Operating Group on a historical basis and as adjusted to give effect to this offering and the use of proceeds therefrom. You should read this table in conjunction with the section titled “Unaudited Reconciliation of Financial Data” included in this offering memorandum, and with the financial statements and the related notes and reconciliations incorporated by reference in this offering memorandum.
	As of March 31, 2020
	Actual	As Adjusted
	(dollars in millions)
4.000% Senior Notes due 2024	$497.3	$497.3
4.400% Senior Notes due 2026	496.8	496.8
4.872% Senior Notes due 2029	674.7	674.7
4.77% Series A Senior Secured Guaranteed Notes due 2039	316.3	316.3
5.000% Senior Notes due 2048	296.5	296.5
4.950% Fixed Rate Resettable Subordinated Notes due 2050	296.5	296.5
Notes offered hereby(1)	—	500.0
Revolving Facility(2)	—	—
Secured Borrowing I(3)	17.6	17.6
Secured Borrowing II(3)	18.8	18.8
2016 AMI Term Facility(4)	36.6	36.6
Series A Preferred Stock	264.4	264.4
Series B Preferred Stock	289.8	289.8
Retained earnings (accumulated deficit)	(312.6)	(312.6)
Accumulated other comprehensive loss	(9.1)	(9.1)
Non-controlling interests in consolidated entities	5.7	5.7
Non-controlling interests in Apollo Operating Group	820.1	820.1
Total capitalization	$3,709.4	$4,209.4

(1)
As adjusted reflects gross proceeds of $          million, net of original issue discount of approximately $          million. The discount will be amortized into interest expense over the term of the notes, resulting in the accretion of $         million to par value of $          million.

(2)	As of March 31, 2020, we had no outstanding borrowings under the revolving facility.
(3)
The Secured Borrowings consists of obligations through repurchase agreements redeemable at maturity with third party lenders. The weighted average remaining maturities of Secured Borrowing I and II are 11.4 and 12.0 years, respectively.

(4)	Apollo Management International LLP (“AMI”), a subsidiary of Apollo, entered into several credit facilities to fund Apollo’s investment in certain European CLOs it manages.